UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Weingarten Realty Investors

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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WEINGARTEN REALTY INVESTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2012

To Our Shareholders:

You are invited to attend our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) that will be held at our principal office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Tuesday, May 8, 2012, at 9:00 a.m., Central Time. The purpose of the Annual Meeting is as follows:

1.	To elect the nine trust managers named in the proxy statement to serve until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	To approve by non-binding vote, executive compensation; and

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record, at the close of business on March 12, 2012, are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. You may vote your shares using the Internet or the telephone by following the instructions on page 1 of the proxy statement. Of course, you may also vote by returning a proxy if you received a paper copy of this proxy statement. If you attend the Annual Meeting, you may vote, change your vote or revoke your proxy by voting your shares in person.

Please contact our Investor Relations Department at (800) 298-9974 or (713) 866-6000 if you have any questions.

By Order of the Board of Trust Managers,

M. Candace DuFour
Senior Vice President and Secretary

March 23, 2012

Houston, Texas

Important Notice Regarding Availability of Proxy Materials for our

Annual Meeting of Shareholders to be held on May 8, 2012

The proxy statement and our annual report to shareholders which contains detailed information relating to our activities and operating performance are available at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under “SEC Filings.”

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TABLE OF CONTENTS, continued

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WEINGARTEN REALTY INVESTORS

2600 Citadel Plaza Drive, Houston, Texas 77008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on Tuesday, May 8, 2012

The Board of Trust Managers of Weingarten Realty Investors is soliciting your proxy to vote on matters that will be presented at our 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal executive office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Tuesday, May 8, 2012, at 9:00 a.m., Central Time. Our proxy materials, including this Proxy Statement, the Notice of Annual Meeting of Shareholders, the proxy card, notice of internet availability or voting instruction card (“Notice”) and our 2011 Annual Report are being distributed and made available on or about March 23, 2012. As used herein, “Weingarten” or the “Company” refers to Weingarten Realty Investors, a Texas real estate investment trust (“REIT”).

INFORMATION ABOUT THE MEETING

Who May Vote

Only shareholders of record, at the close of business on March 12, 2012, are entitled to notice of and to vote at the Annual Meeting. As of March 12, 2012, we had 121,105,380 common shares of beneficial interest (“common shares”) issued and outstanding. Each common shareholder of record is entitled to one vote per share on each matter properly brought before the Annual Meeting. There is no cumulative voting with respect to any proposal.

In accordance with our amended and restated bylaws, a list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m., Central Time, at our principal executive office listed above.

How You May Vote

Shareholders may vote in person at the Annual Meeting or by proxy. The three methods to vote by proxy are: over the Internet, by telephone or by using a traditional proxy card.

•	To vote over the Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card or notice.

•	To vote by telephone, please call (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or notice.

•

If you received a notice and wish to vote by traditional proxy card, you can request a full set of Annual Meeting materials, which will be provided to you at no charge, through one of the following methods:

(1)	by internet: www.proxyvote.com;

(2)	by telephone: (800) 579-1639; or

(3)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

In accordance with the rules of the Securities and Exchange Commission (“SEC”), the foregoing website does not use “cookies,” track user moves or gather any personal information.

Internet and telephone voting facilities for shareholders will be available 24 hours a day and the deadline for voting by these methods is 11:59 p.m., Eastern Time, on May 7, 2012. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted as follows:

•	Proposal One – voted FOR the proposal

•	Proposal Two – voted FOR the proposal

•	Proposal Three – voted FOR the proposal

If your shares are held by a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

If your shares are held in street name and you do not give voting instructions, pursuant to the rules of the New York Stock Exchange (“NYSE”), the record holder will not be permitted to vote your shares with respect to Proposals One and Three, and your shares will be considered “broker non-votes” with respect to these proposals. If your shares are held in street name and you do not give voting instructions, the recorder holder will nevertheless be entitled to vote your shares with respect to Proposal Two at the discretion of the record holder.

Abstentions and broker non-votes will have no effect on Proposal One. With respect to Proposal Two, abstentions and broker non-votes will be equivalent to a vote against such proposals and with respect to Proposal Three, abstentions will be equivalent to a vote against such proposal.

We know of no business to be conducted at the Annual Meeting other than Proposals One, Two and Three. Our amended and restated bylaws require shareholders to give advance notice of any proposal intended to be presented at the meeting. The deadline for this notice has passed and we did not receive any such notice. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders named in the proxy card will vote your shares in accordance with their best judgment.

Receipt of More than One Proxy Card

You may receive multiple proxy cards if you hold common shares in different ways (such as, trusts and custodial accounts) or in multiple accounts. You should vote and sign each proxy card you receive.

How You May Revoke Your Vote

You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting a written notice to our Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

What Constitutes a Quorum

The presence, in person or represented by proxy, of the holders of a majority (60,552,691 shares) of the common shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present at the Annual Meeting, the shareholders present in person or represented by proxy have the power to adjourn the Annual Meeting until a quorum is present or represented.

Votes Required to Approve Proposals

Assuming a quorum is present at the annual meeting, the following votes are required to approve each proposal:

Proposal One: Election of Trust Managers

The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy is required to re-elect our nine trust managers. Any trust manager who is currently on the Board shall remain on the Board, regardless of the number of votes he receives, unless he is replaced by a nominee who receives the requisite vote to become a new trust manager. All of the nominees currently serve as a trust manager. Abstentions and broker non-votes are not counted for purposes of the election of trust managers.

Proposal Two: Ratification of Independent Registered Public Accounting Firm

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved. Abstentions and broker non-votes have the same effect as votes cast against this proposal.

Proposal Three: Advisory (Non-Binding) Vote on Executive Compensation

The advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved. Abstentions have the same effect as votes cast against this proposal.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our trust managers, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means. In accordance with SEC regulations and the rules of the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common shares.

Use of the Internet for Delivery of Materials

This year, we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reduce the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On or about March 23, 2012, we mailed to our shareholders a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically requested one. The Notice contains instructions on how to receive a paper copy of the materials.

GOVERNANCE OF OUR COMPANY

We are committed to the values of effective corporate governance and the highest ethical standards. Our Board of Trust Managers (the “Board”) reviews our policies on an ongoing basis to ensure they sufficiently meet our needs.

Independence of Trust Managers

Our Corporate Governance Guidelines provide that a majority of the trust managers serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC.

Our Board has determined that each of the following trust managers standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards, which reflect the NYSE Director Independence Standards, as currently in effect: Messrs. Crownover, Cruikshank, Lasher, Schnitzer, Shaper and Shapiro. The Board has determined that Messrs. A. Alexander and S. Alexander are not independent trust managers within the meaning of the NYSE Director Independence Standards because they are employees of the Company. Mr. Dow is considered independent under the NYSE Director Independence Standards; however, due to his working relationship with the Company, the Board has elected to not consider him an independent trust manager. Furthermore, the Board has determined that each of the members of each of the Governance and Nominating, Audit and Management Development and Executive Compensation Committees has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning established by the NYSE.

Audit Committee Financial Expert.  The Board has determined that Messrs. Cruikshank and Shaper meet the definition of Audit Committee financial expert promulgated by the SEC and are independent, as defined in the NYSE Listing Standards.

Committee Charters and other Governance Materials.   Our Board has adopted (1) a Governance and Nominating Committee charter, a Management Development and Executive Compensation Committee charter and an Audit Committee charter; (2) standards of independence for our trust managers; (3) a code of conduct and ethics for all trust managers, officers and employees; and (4) corporate governance guidelines. Our Governance and Nominating Committee charter, Management Development and Executive Compensation Committee charter, Audit Committee charter, corporate governance guidelines and code of conduct and ethics are available on our web site at www.weingarten.com. These materials are also available in print to any shareholder who requests them by submitting a request to Investor Relations, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008.

Communications with the Board.  Individuals may communicate with the Board by sending a letter to:

M. Candace DuFour

Senior Vice President and Secretary

2600 Citadel Plaza Drive, Suite 125

Houston, Texas 77008

All trust managers have access to this correspondence. Communications that are intended specifically for non-management trust managers should be sent to the street address noted above, to the attention of the Chairman of the Governance and Nominating Committee. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board, and distributes communications to the full Board or individual trust managers as appropriate.

Whistleblowing and Whistleblower Protection Policy.   Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. Individuals may contact our Audit Committee to report complaints or concerns relating to our financial reporting by writing to the Chairman of our Audit Committee, in care of our Senior Vice President and Secretary as listed above. Any such communications may be made anonymously.

Executive Sessions.   Generally, executive sessions of non-employee trust managers are held at the end of each board meeting. In accordance with our corporate governance guidelines, our independent trust managers will meet at least once per year in executive session. The Chairman of the Governance and Nominating Committee, currently James W. Crownover, serves as Chairman during any executive session. During 2011, our non-employee trust managers met three times in executive session.

Board Leadership Structure

One of our Board’s key responsibilities is to evaluate and determine the optimal leadership structure in which to provide independent oversight. While acknowledging that there is no single established guideline on board leadership structure and given the competitive and changing environment in which we operate, the proper board leadership structure may vary as circumstances warrant.

Since 2001, we have operated under a board leadership structure with separate roles for our Chief Executive Officer and Chairman of the Board (“Chairman”). Since that time, we have had no changes in persons serving in these roles. The Company has a well-developed, institutional-style Board of Trust Managers, comprised of the Chairman, Chief Executive Officer and seven non-employee trust managers. We believe it is the Chief Executive Officer’s responsibility to run our Company and the Chairman’s responsibility to run the Board. As trust managers continue to have more oversight responsibility, we believe it is beneficial to have a Chairman whose job is to lead the Board, as well as facilitating communication amongst trust managers and management and setting the Board’s agendas in consultation with the Chief Executive Officer.

Our Board consists of a majority of independent trust managers who are currently serving or have served as members of senior management and/or directors of other companies. These independent and non-executive trust managers meet regularly in executive session without the presence of management or executive trust managers to encourage free discussion among the independent and non-executive trust managers and to assure independent oversight of management. Furthermore, our Board committees, which oversee significant matters such as the integrity of our financial statements, the compensation of executive management, and the development and execution of corporate governance policies, are comprised solely of independent trust managers. Our independent and non-executive trust managers offer suggestions on the Board meeting agendas, provide feedback to our Chief Executive Officer following executive sessions and provide guidance in implementing key strategies. In addition, the Board has an annual self-assessment, which is overseen by the Governance and Nominating Committee, in which the trust managers consider whether the current leadership structure continues to be optimal for us and our shareholders. Therefore, our Board believes that, due to the number of independent, experienced trust managers on the Board and the roles that our independent and non-executive trust managers perform, our leadership structure provides effective corporate governance and independent oversight of both our Board and our executive officers. Our current leadership structure, when combined with our independent and non-executive trust managers’ component of our Board and our overall corporate governance structure, creates a balance between strong and consistent leadership and independent oversight of our business.

Board’s Role in Risk Oversight

Although our Board is responsible for the oversight of our risk management, our Audit Committee is primarily responsible for overseeing the Company’s risk management function on behalf of the Board. The Audit Committee receives regular updates from management regarding the Company’s assessment of risks. In addition, the Audit Committee, which also considers our risk profile, reports regularly to the Board. The Audit Committee and the Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance. Our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board and its committees. In particular, our Board administers its risk oversight function through (1) the review and discussion of regular periodic reports to our Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant/borrower concentrations and credit worthiness, leasing activity and expirations, liquidity, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other legal, regulatory, accounting, and strategic matters relating to our business, (2) the required approval by our Board or a committee of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, originations and acquisitions of loans, new borrowings and the appointment and retention of our senior management, (3) the direct oversight of specific areas of our business by the Management Development and Executive Compensation, Audit and Governance and Nominating Committees, and (4) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls over financial reporting. Our Board also relies on management to bring significant matters impacting our Company to its attention. While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

Our Company regularly assesses risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our Company. At the Management Development and Executive Compensation Committee’s (the “Compensation Committee”) direction, the Compensation Committee’s independent compensation consultant, FPL Associates L.P. (“FPL”), provides ongoing information to the Compensation Committee regarding compensation factors that could mitigate and/or discourage excessive risk taking.

Code of Business Conduct and Ethics

We are committed to building relationships based on integrity. Our Board has adopted a code of conduct and ethics as required by the listing standards of the NYSE that applies to all of our trust managers, executive officers and employees. The code of conduct and ethics was designed to assist trust managers, our executive officers and our employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the code of conduct and ethics are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, public company reporting, accounting matters, records retention and fair dealing.

Trade Associations and Lobbying

We pay member dues to two trade associations: the National Association of Real Estate Investment Trusts (“NAREIT”) and the International Council of Shopping Centers (“ICSC”). Dues paid to NAREIT and ICSC are not used for political contributions, although NAREIT and ICSC may perform lobbying activities on behalf of their members.

We do not have specific corporate policies regarding lobbying activities. We evaluate our needs for such activity based upon the issues facing our business and the industry. Currently, we do not engage in any direct lobbying or grassroots lobbying activities and do not make direct political contributions.

Procedures for Nominating Trust Managers

Trust Manager Qualifications

The Governance and Nominating Committee seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. In identifying trust manager candidates, the Governance and Nominating Committee considers the following: (1) the comments and recommendations of trust managers regarding the qualifications and effectiveness of the existing Board or additional qualifications that may be required when selecting new trust managers that may be made in connection with our annual Board’s self-examination, (2) the required expertise and diversification comprising the current Board’s membership, (3) the independence of trust managers and any other possible conflicts of interest of existing and potential trust managers and (4) any other factors the Board deems appropriate to consider.

The minimum qualifications for prospective Board members are a successful professional career as well as the potential to contribute to the effectiveness of the Board. Potential candidates must be at least 18 years of age and not more than 75 years old. Trust managers who started serving on the Board as of April 1, 2000 are exempt from this prerequisite. Beyond these minimum qualifications, the first priority in selecting members of the Board is to attract a group of individuals that will maximize shareholder value, which generally means attracting individuals of the highest capabilities. Another focus is on individuals who demonstrate the highest ethical standards. Critical Board functions involve setting the Company’s basic strategy, monitoring senior management and offering insight/expertise in the selection of tactics and operational policies drawing on trust managers’ outside experiences. In discharging its responsibilities, diversity of experience and perspectives is considered valuable. In considering Board composition and nomination for new Board members, the Governance and Nominating Committee focuses on several aspects of prior experience including real estate (especially retail shopping center real estate) experience, experience as a Chief Executive Officer of a public company, accounting/audit experience, legal experience and academic experience.

Process for Identifying and Evaluating Nominees for Trust Managers

The Governance and Nominating Committee will consider trust manager candidates proposed by shareholders on the same basis as it considers other potential candidates for Board membership. Shareholder nominee recommendations need to include the nominee’s name, address and an explanation of the nominee’s qualifications. Nominee qualifications should include biographical information evidencing that the proposed nominee meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described above under “Trust Manager Qualifications.” The submission must also include the candidate’s written consent to the nomination and to serve if elected which must be submitted to M. Candace DuFour, Senior Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133. To propose recommendations for the 2013 annual meeting, see instructions under “Shareholder Proposals for 2013 Annual Meeting of Shareholders” on page 43. We did not receive any proposals for nominating trust managers from our shareholders during 2011.

Board Meetings and Committees

During 2011, the Board held four meetings. No trust manager attended less than 85% of the total number of Board and committee meetings on which the trust manager served that were held while the trust manager was a member of the Board or committee, as applicable. All of our trust managers are strongly encouraged to attend our annual meeting of shareholders. Our 2011 Annual Meeting of Shareholders was attended by 89% of our trust managers. The Board’s current standing committees are as follows:

Name	Governance and Nominating Committee	Audit Committee	Management Development and Executive Compensation Committee	Executive Committee	Pricing Committee
Employee Trust Managers:
Andrew M. Alexander				X (1)	X (1)
Stanford Alexander				X	X
Non-Employee Trust Managers:
James W. Crownover	X (1)		X
Robert J. Cruikshank		X	X	X	X
Melvin A. Dow				X
Stephen A. Lasher		X (1)	X	X	X
Douglas W. Schnitzer	X	X
C. Park Shaper	X	X
Marc J. Shapiro	X		X (1)		X

(1)  Chairman

Governance and Nominating Committee

The Governance and Nominating Committee, which operates pursuant to a written charter, has the responsibility to (1) oversee the nomination of individuals to the Board, including the identification of individuals qualified to become trust managers and the recommendation of such nominees; (2) develop and recommend to the Board a set of governance principles; and (3) oversee matters of governance to ensure that the Board is appropriately constituted and operated to meet its fiduciary obligations, including advising the Board on matters of Board organization, membership and function and committee structure and membership. The Governance and Nominating Committee also recommends trust manager compensation and benefits. The Governance and Nominating Committee recommends to the Board the slate of individuals to be presented for election as trust managers, including consideration of nominees made by shareholders. The Governance and Nominating Committee shall establish criteria for the selection of potential trust managers, taking into account the following desired attributes: ethics, leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. The same criterion is applied to candidates recommended by any source. See “Governance of Our Company – Procedures for Nominating Trust Managers” on page 7 and “Shareholder Proposals for 2013 Annual Meeting of Shareholders” on page 43. The Governance and Nominating Committee met four times in 2011.

Audit Committee

The Audit Committee, which acts pursuant to a written charter, assists the Board in fulfilling its responsibilities for general oversight of (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) our compliance with ethical policies contained in our code of conduct and ethics; (3) legal and regulatory requirements; (4) the independence, qualification and performance of our independent registered public accounting firm; (5) the performance of our internal audit function; and (6) risk assessment and risk management. The Audit Committee has the responsibility for selecting our independent registered public accounting firm and approving audit and non-audit services. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; reviews the Audit Committee charter and the Audit Committee’s performance; and reviews our disclosure controls and procedures, information security policies and corporate policies with respect to financial information and earnings guidance. The Audit Committee also oversees investigations into complaints concerning financial matters. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee met four times in 2011.

Management Development and Executive Compensation Committee

The Compensation Committee (1) discharges the Board’s responsibilities to establish the compensation of our executives; (2) produces an annual report on executive compensation for inclusion in our annual proxy statement; (3) provides general oversight for our compensation structure, including our equity compensation plans and benefit programs; and (4) retains and approves the terms of the retention of any compensation consultant or other compensation experts. Other specific duties and responsibilities of this committee include reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; approving employment agreements for executive officers; approving and amending our incentive compensation and equity awards (subject to shareholder approval if required); and annually evaluating its performance and its written charter. The Compensation Committee met five times during 2011. The Compensation Committee retained FPL, an outside compensation firm, to assist in considering compensation for all our executive officers listed in the “Summary Compensation Table” on page 30 and also provided additional consultation services on our long-term equity incentive program. FPL provided no other remunerated services to the Company or any of its affiliates.

Executive Committee

The Executive Committee has the authority to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including, but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued up to $100 million. The Executive Committee was established by the Board to approve these significant transactions. The Executive Committee did not meet during 2011.

Pricing Committee

The Pricing Committee is authorized to exercise all the powers of the Board in connection with the offering, issuance and sale of our securities. The Pricing Committee did not meet during 2011.

Charters

Each Board committee other than the Executive Committee and the Pricing Committee has a written charter that sets forth the purposes, goals and responsibilities of the committee. The charters are posted on our website at www.weingarten.com.

Trust Manager Compensation Table

The following table provides compensation information for the one-year period ended December 31, 2011 for each non-employee member of our Board.

Name	Fees Earned or Paid in Cash ($) (1)	Share Awards ($) (2)	Total ($)

James W. Crownover	$ 38,750	$ 90,105	$ 128,855

Robert J. Cruikshank	37,750	90,105	127,855

Melvin A. Dow	28,750	90,105	118,855

Stephen A. Lasher	42,750	90,105	132,855

Douglas W. Schnitzer	37,750	90,105	127,855

C. Park Shaper	37,750	90,105	127,855

Marc J. Shapiro	38,750	90,105	128,855

(1)

Effective during 2011, each non-employee trust manager receives an annual cash retainer fee in the amount of $30,000. The Audit Committee Chairman received an additional $10,000 and each Audit Committee member received an additional $5,000. The Chairmen of all other committees received an additional $6,000 and non-employee committee members received an additional $4,000. Members of the Executive and Pricing Committees receive no additional compensation for their services.

(2)

Each non-employee trust manager received an award on May 9, 2011 of 3,447 restricted shares, with a fair market value of $26.14 per share, the closing price of our common shares on the date of grant. Restricted shares awarded to trust managers must be held for a minimum of five years from the date of grant.

PROPOSAL ONE

ELECTION OF TRUST MANAGERS

Pursuant to the Texas Business Organizations Code, our amended and restated declaration of trust and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board. At the Annual Meeting, nine trust managers will be elected by the shareholders, each to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement. Regardless of the number of votes each nominee receives, pursuant to the Texas Business Organizations Code, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named as proxies will vote your shares as you specify. If you fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below. The Board has proposed the following nominees for election as trust managers at the Annual Meeting. Each of the nominees was nominated by the Governance and Nominating Committee and each nominee is currently a member of the Board. The Governance and Nominating Committee did not receive any nominations for trust manager from any person.

All nominees have consented to serve as trust managers. The Board has no reason to believe any of the nominees will be unable to act as trust manager. However, if a trust manager is unable to stand for re-election, the Board may either reduce the size of the Board or the Governance and Nominating Committee may designate a substitute. If a substitute nominee is named, the proxies will vote for the election of the substitute.

Nominees

Stanford Alexander, Chairman of the Board of Trust Managers since 2001. Chief Executive Officer from 1997 to 2000. President from 1962 to 1997. Trust manager since 1956 and our employee since 1955. Age: 83

Mr. S. Alexander earned a master’s degree in business administration from The Harvard Business School. Mr. S. Alexander has an over 50-year career with the Company. During Mr. S. Alexander’s tenure, he served as Chief Executive Officer from 1993 to 2000 and as President from 1962 to 1993. He is a past Chairman and current member of NAREIT. Mr. S. Alexander is also a longtime member of ICSC. Other current board positions include The University of Texas, M.D. Anderson Cancer Center Board of Visitors and Development Board, the National Trustee of National Jewish Medical and Research Center, and the University of Houston-Downtown Advisory Board. Mr. S. Alexander’s experience and knowledge of over 50 years in the real estate industry, as well as his experience managing the Company, provide him the ability to perform his function as a member of our Board.

Andrew M. Alexander, trust manager since 1983. Chief Executive Officer since 2001. President since 1997. Executive Vice President/Asset Manager from 1993 to 1996 and President of Weingarten Realty Management Company since 1995. Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1990 to 1993, and Vice President of the Company from 1984 to 1990. Mr. Alexander has been our employee since 1978. Formerly he was a director of Academy Sports & Outdoors, Inc., which was sold in 2011. Age: 55

Mr. A. Alexander graduated from the University of Texas with the highest honors majoring in real estate. Mr. A. Alexander joined the Company in 1978 as a Leasing Executive in the Retail Division. He was appointed Director of the Industrial Division in 1982, and was made Vice President in 1984. In 1985, Mr. A. Alexander was promoted to Director of Leasing and was named Senior Vice President in 1990. In 1995, Mr. A. Alexander was appointed President of Weingarten Realty Management Company while still serving as Senior Vice President for the Company. He was named President of the Company in 1997 and was appointed the Company’s Chief Executive Officer in 2001.

Mr. A. Alexander is active in a number of civic and charitable organizations. He serves as a director of The Houston Food Bank, The Texas Medical Center and The Greater Houston Partnership. He has previously served on a number of boards including Houston Achievement Place and The Gladney Center. Mr. A. Alexander serves on the Board of NAREIT and is a Trustee and past Chairman of ICSC, our trade associations. Mr. A. Alexander’s knowledge of the Company, experience serving as President and Chief Executive Officer for over 15 years, serving on other boards and his ability to understand complex financial and real estate transactions provides him the ability to perform his function as a member of our Board.

James W. Crownover, trust manager since 2001. Since 1998, Mr. Crownover has served on a number of corporate boards, donated his time to charitable endeavors and managed his personal investments. He currently serves as Chairman of the Board of Republic Services, Inc. (previously Audit Committee member and Integration Committee member) and as a director of Chemtura Corporation (Environmental Health and Safety Committee Chairman, Compensation Committee member and Nominating and Governance Committee member) and FTI Consulting, Inc. (Compensation Committee Chairman and Nominating and Corporate Governance Committee member). Previously he served on the boards of Unocal Corporation (Audit Committee Chairman and Pension Committee Chairman), Great Lakes Chemical Corporation (Presiding Director) which merged into Chemtura Corporation and Allied Waste Industries (Governance Committee Chairman and Audit Committee member) which merged into Republic Services, Inc. Among several charitable roles, he serves as Chairman of the Board of Trustees of Rice University. Age: 68

Mr. Crownover earned a master’s degree in business administration from The Stanford Business School. Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. (“McKinsey”), an international consulting firm, in 1998. He was managing partner of its southwest practice from 1984 to 1994 and a member of its board of directors from 1990 to 1998. Mr. Crownover was a leader of McKinsey’s energy practice through much of this period, working Asia, Europe and Latin America, as well as the United States. This practice dealt with strategic, organizational and operational issues.

Mr. Crownover’s knowledge of the Company, his extensive involvement in serving on corporate boards, and his work on a range of board committees (frequently as committee chairman) which provide him with a broad range of experience in corporate governance matters, his experience in dealing with business issues for 30 years with McKinsey and his significant work internationally provide him the ability to perform his function as a member of our Board.

Robert J. Cruikshank, trust manager since 1997. Since 1993, Mr. Cruikshank has managed his personal investments. Senior Partner of Deloitte & Touche LLP from 1989 to 1993 and Managing Partner from 1974 to 1989. He currently serves on the board of MAXXAM, Inc. (Audit Committee member, Conflicts Committee member, Compensation Committee member and Compliance Committee member) and has served in this position since May 1993. He also served on the boards of Kaiser Aluminum Corporation (Audit Committee member and Compensation Committee member) from 1997 to 2007 and Encysive Pharmaceuticals Inc. (Audit Committee Chairman) from 1993 to 2008. Age: 81

Mr. Cruikshank is a certified public accountant (“CPA”) and completed the Harvard Advanced Management Program. He worked for Deloitte & Touche LLP, a major, internationally recognized audit firm, primarily in the audit function for 37 years, of which part of his tenure was on our engagement. Additionally, for two years, Mr. Cruikshank served as visiting lecturer at Rice University where he taught auditing to fifth year students.

Mr. Cruikshank’s training as a CPA emphasized statistical sampling methods, risk management assessment and technical auditing and generally accepted accounting principal (“GAAP”) applications. This knowledge and experience enables him to understand, as well as question, both our internal and external auditors. Prior Audit Committee experience, primarily while on the board of a trading business, required extensive risk management knowledge and the establishment of acceptable risk tolerance ranges for monetary investments. Mr. Cruikshank’s knowledge of the Company, experience serving other boards and his ability to understand GAAP and public company reporting requirements provide him the ability to perform his function as a member of our Board.

Melvin A. Dow, trust manager since 1984. Partner of Haynes and Boone, LLP since January 2010. Served as a Shareholder with Winstead P.C. (Formally Winstead, Sechrest & Minick P. C.) from 2001 to 2009. Chairman/Chief Executive Officer of Dow, Cogburn & Friedman, P.C. (which merged with Winstead, Sechrest & Minick P.C. in 2001) from 1995 to 2001. Age: 84

Mr. Dow earned a juris doctorate degree from Harvard Law School. Mr. Dow was a founding partner of Dow, Cogburn & Friedman, P.C. law firm which subsequently merged with Winstead, Sechrest & Minick P.C. Mr. Dow has extensive experience with a wide range of sophisticated business and commercial real estate transactions, including the structuring of transactions, negotiation of business issues and the supervision of complex documentation. His work involves a broad range of properties, including shopping centers, office buildings, subdivision developments, warehouse/industrial properties and unimproved land.

Mr. Dow is a charter member of the American College of Real Estate Lawyers, has been included in Best Lawyers in America for 26 consecutive years (based on election by peers); has lectured on real estate law subjects at various legal seminars; and has served as a member of the Harvard Law School Board of Overseers’ Visiting Committee. Mr. Dow’s knowledge, contributions and experience within the real estate industry provide him the ability to perform his function as a member of our Board.

Stephen A. Lasher, trust manager since 1980. Managing Director of The GulfStar Group, Inc. since 1990 and President of The GulfStar Group, Inc. since 1991. He served as a director of Conservatek Industries (Compensation Committee) from 1995 to 2009. Age: 64

Mr. Lasher is a co-founder of The GulfStar Group, Inc. and has more than 30 years experience in the securities industry. Mr. Lasher began his career in 1970 at Rotan Mosle Inc. where he served in a variety of positions, including Executive Vice President of Sales and Marketing. From 1985 to 1990, Mr. Lasher managed Rotan Mosle Inc.’s Corporate Finance Department. Mr. Lasher is currently a director of several private companies and has served on several other publicly-listed company boards. Mr. Lasher earned a bachelor’s degree from Vanderbilt University.

Since its founding, The GulfStar Group, Inc. has become a leading middle-market investment banking firm focused on the needs of private business owners that bring quality deal flow to the institutional financial community and strategic buyers. Mr. Lasher has extensive experience with a wide-range of complex business and commercial real estate transactions, including the structuring of transactions and negotiation of business issues. Mr. Lasher’s financial market knowledge and experience provide him the ability to perform his function as a member of our Board.

Douglas W. Schnitzer, trust manager since 1984. Chairman/Chief Executive Officer of Senterra Real Estate Group, L.L.C. since 1994. Age: 55

Mr. Schnitzer is a founding partner, as well as Chairman and Chief Executive Officer of Senterra Real Estate Group, L.L.C., a real estate company responsible for the leasing and management of over five million square feet of office space, as well as property acquisition and development of commercial real estate. Mr. Schnitzer is also the President of Schnitzer Senterra Inc., which is involved in numerous real estate partnerships, automobile dealerships and various operating companies in the Houston Ship Channel. From 1986 to 1989, he was President of U.S. Commercial Brokerage, a wide-ranging brokerage company engaged in the acquisition and disposition of varied real estate properties throughout the country. Mr. Schnitzer earned a bachelor’s degree from The University of Arizona. His work experience includes negotiation and execution of major lease agreements, structuring sales of large mixed-use commercial properties and marketing responsibility for major commercial property holdings in Houston and San Antonio, Texas. Mr. Schnitzer’s knowledge and experience within the real estate industry provide him the ability to perform his function as a member of our Board.

C. Park Shaper, trust manager since 2007. President of Kinder Morgan, Inc., Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC, since 2005. Served as Executive Vice President and Chief Financial Officer from 2004 to 2005. Served as Vice President and Chief Financial Officer from 2000 to 2004. Currently serves as a director on the boards of Kinder Morgan G.P., Inc. (General Partner of Kinder Morgan Energy Partners, L.P.) and Kinder Morgan Management, LLC since 2003 and Kinder Morgan, Inc. since 2007. Age: 43

Mr. Shaper earned a master’s degree in business administration from the J.L. Kellogg Graduate School of Management at Northwestern University. He has worked for Kinder Morgan, Inc and its affiliates, one of the largest pipeline transportation and energy storage companies in North America, since 2000, where he served as Chief Financial Officer for five years and as President since 2005. As President, Mr. Shaper’s responsibilities include developing and executing the company’s vision and strategy and allocating capital to Kinder Morgan’s business units in a disciplined manner. He has also been instrumental in spearheading the company’s transparent financial reporting and communication to the investment community.

Prior to joining Kinder Morgan, Mr. Shaper served as President and Director of Altair Corporation, an enterprise focused on the distribution of web-based investment research for the financial services industry. In addition, he has served as Vice President and Chief Financial Officer for First Data Analytics, a wholly-owned subsidiary of First Data Corporation. Mr. Shaper has also been a consultant for The Boston Consulting Group, as well as the Strategic Services Division of Andersen Consulting, and has previous experience with TeleCheck Services, Inc. Mr. Shaper’s knowledge and experience in financial reporting and implementing business plans provide him the ability to perform his function as a member of our Board.

Marc J. Shapiro, trust manager since 1985. Since 2003, Mr. Shapiro has served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations. Formerly, he was Vice Chairman for Finance and Risk Management of J. P. Morgan Chase & Co. from 1997 through 2003. He served as Chairman and Chief Executive Officer of Chase Bank of Texas from 1989 to 1997. He currently serves as a director on the boards of Kimberly-Clark Corporation (Lead Director; which includes Chairman of Executive Committee) and The Mexico Fund (Audit Committee member). From 1995 to 2010, he served on the board of Burlington Northern Santa Fe Corporation (Management Development and Compensation Committee Chairman) which was acquired by Berkshire Hathaway Inc. Age: 64

Mr. Shapiro earned a master’s degree in business administration from The Stanford Business School. Mr. Shapiro has completed a 40-year career in finance and management with J. P. Morgan Chase & Co. and its affiliates, a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing and asset management and private equity.

Mr. Shapiro also serves as a trustee on several not-for-profit boards. Mr. Shapiro has served on several public company boards. He has gained experience on various boards’ committees, including service as Chairman. Mr. Shapiro’s knowledge of the Company, experience serving other boards and his ability to understand complex financial and investing transactions and reporting requirements, provides him the ability to perform his function as a member of our Board.

Andrew M. Alexander is the son of Stanford Alexander. Douglas W. Schnitzer is the first cousin of Stephen A. Lasher.

The Board of Trust Managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

EXECUTIVE OFFICERS

No trust manager or executive officer was selected as a result of any arrangement or understanding between a trust manager or an executive officer and any other person. All executive officers are elected annually by, and serve at the discretion of, the Board.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience

Andrew M. Alexander	55	President and Chief Executive Officer	See “Election of Trust Managers”

Stanford Alexander	83	Chairman of the Board	See “Election of Trust Managers”

Johnny L. Hendrix	54	Executive Vice President/ Chief Operating Officer	Executive Vice President since 2005; Chief Operating Officer since 2010; 2001 to 2005 - Senior Vice President/Director of Leasing; 1998 to 2000 - Vice President/Associate Director of Leasing

Stephen C. Richter	57	Executive Vice President/Chief Financial Officer	Executive Vice President/Chief Financial Officer since 2005; 2000 to 2005 - Senior Vice President and Chief Financial Officer; 1997 to 2000 - Senior Vice President and Treasurer

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 13, 2012 by (1) each person known by us to own beneficially more than 5% of our outstanding common shares, (2) each current trust manager, (3) each named executive officer, and (4) all current trust managers and named executive officers as a group. As of February 13, 2012, there were 120,852,589 common shares outstanding. The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 13, 2012 (60 days after February 13, 2012) through the exercise of any share option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. Unless otherwise noted in a footnote, the address of each person listed below is c/o Weingarten Realty Investors, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Trust Managers and Named Executive Officers:

Andrew M. Alexander	2,943,991 (	1)	2.4%

Stanford Alexander	5,621,244 (	2)	4.6%

James W. Crownover	32,396		*

Robert J. Cruikshank	22,636		*

Melvin A. Dow	1,112,881 (	3)	*

Johnny L. Hendrix	256,085 (	4)	*

Stephen A. Lasher	542,909 (	5)	*

Stephen C. Richter	349,301 (	6)	*

Douglas W. Schnitzer	1,442,126 (	7)	1.2%

C. Park Shaper	20,707		*

Marc J. Shapiro	91,607		*

All trust managers and executive officers as a group (11 persons)	11,040,845 (	8)	9.0%

Five Percent Shareholders:

BlackRock, Inc.	9,545,543 (	9)	7.8%

Cohen & Steers, Inc.	10,422,345 (	10)	8.5%

Invesco Ltd.	6,303,517 (	11)	5.1%

The Vanguard Group, Inc. – 23-1945930	11,048,954 (	12)	9.0%

Vanguard Specialized Funds – Vanguard REIT Index Fund – 23-2834924	6,361,891 (	13)	5.2%

*	Beneficial ownership of less than 1% of the class is omitted.

(1)

Includes 697,519 shares over which Messrs. S. Alexander and Dow have shared voting and investment power and 914,240 shares that Mr. A. Alexander may purchase upon the exercise of option awards that will be exercisable on or before April 13, 2012. Also includes 56,250 shares held by a charitable foundation, over which Mr. A. Alexander and his wife Julie have voting and investment power and 412,631 shares held in trust for the benefit of Mr. A. Alexander’s children.

(2)

Includes 1,123,074 shares held by various trusts for the benefit of Mr. S. Alexander’s children and 697,519 shares for which voting and investment power are shared with Messrs. A. Alexander and Dow. Also includes 474,247 shares that may be purchased by Mr. S. Alexander upon the exercise of option awards that are currently exercisable or that will become exercisable on or before April 13, 2012. Includes 846,100 shares held by a charitable foundation, over which Mr. S. Alexander and his wife Joan have voting and investment power.

(3)	Includes 697,519 shares over which Messrs. Dow, S. Alexander and A. Alexander have shared voting and investment power.
(4)	Includes 157,853 shares that may be purchased upon the exercise of option awards that will be exercisable on or before April 13, 2012.
(5)

Includes 112,500 shares held in trust for the benefit of Mr. Lasher’s children and 70,875 shares held in trust for the benefit of Mr. Lasher’s grandparents, over which Mr. Lasher has voting and investment power.

(6)	Includes 214,250 shares that may be purchased upon the exercise of option awards that will be exercisable on or before April 13, 2012.
(7)

Mr. Schnitzer owns 23,996 shares individually. With respect to the remaining shares beneficially owned, Mr. Schnitzer shares voting and investment power with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer.

(8)	Includes 1,760,590 shares that may be purchased upon the exercise of option awards that will be exercisable on or before April 13, 2012.
(9)

Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 10, 2012. BlackRock, Inc. reported sole voting power and sole dispositive power with respect to 9,545,543 shares. The reported address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(10)

Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 14, 2012. Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers Europe S.A. reported beneficial ownership of the shares shown in the table. Cohen & Steers, Inc. reported sole voting power with respect to 5,172,067 shares and sole dispositive power with respect to 10,422,345 shares; Cohen & Steers Capital Management, Inc. reported sole voting power with respect to 5,078,792 shares and sole dispositive power with respect to 10,198,410 shares; and Cohen & Steers Europe S.A. reported sole voting power with respect to 93,275 shares and sole dispositive power with respect to 223,935 shares. The reported address of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017. The reported address of Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

(11)

Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owners with the SEC on February 14, 2012. Invesco Ltd., Invesco Advisers Inc., Invesco Investment Advisers, LLC, Invesco PowerShares Capital Management and Invesco PowerShares Capital Management Ireland Ltd. reported beneficial ownership of the shares shown in the table. Invesco Advisers Inc. reported sole voting power with respect to 1,256,800 shares and sole dispositive power with respect to 6,053,100 shares; Invesco Investment Advisers, LLC reported both sole voting and sole dispositive power with respect to 233,059 shares; Invesco PowerShares Capital Management reported both sole voting and sole dispositive power with respect to 16,674 shares; and Invesco PowerShares Capital Management Ireland Ltd. reported both sole voting and sold dispositive power with respect to 684 shares. The reported address of Invesco Ltd., Invesco Advisers Inc., Invesco Investment Advisers, LLC, Invesco PowerShares Capital Management and Invesco PowerShares Capital Management Ireland Ltd is 1555 Peachtree Street NE, Atlanta, GA 30309.

(12)

Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 10, 2012. The Vanguard Group, Inc. – 23-1945930 reported sole voting power with respect to 84,582 shares, sole dispositive power with respect to 10,964,372 shares and shared power to dispose with respect to 84,582 shares. The reported address of The Vanguard Group, Inc. – 23-1945930, is 100 Vanguard Blvd. Malvern, PA 19355.

(13)

Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on January 26, 2012. Vanguard Specialized Funds – Vanguard REIT Index Fund – 23-2834924 reported sole voting power with respect to 6,361,891 shares. The reported address of Vanguard Specialized Funds – Vanguard REIT Index Fund – 23-2834924, is 100 Vanguard Blvd. Malvern, PA 19355.

  We are pleased to report that management, associates, trust managers and their extended families own, in the aggregate, approximately 12% of our outstanding common shares as of February 13, 2012, including any option awards that will be exercisable on or before April 13, 2012.

The following table as of December 31, 2011 summarizes the equity compensation plans under which our common shares may be issued:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance

Equity compensation plans approved by shareholders	4,607,703	$ 28.09	2,144,215

Equity compensation plans not approved by shareholders	—	—	—

Total	4,607,703	$ 28.09	2,144,215

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC and the NYSE. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2011, we believe that all SEC filing requirements applicable to our trust managers, executive officers and 10% beneficial owners were satisfied. Forms not filed on a timely basis included one form for each Messrs. A. Alexander, S. Alexander, Cruikshank, Hendrix and Richter.

Compensation Committee Interlocks and Insider Participation

During fiscal 2011, four of our independent trust managers served on the Compensation Committee. The Compensation Committee members for 2011 were Messrs. Crownover, Cruikshank, Lasher and Shapiro. No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading.

Certain Transactions

We review all relationships and transactions in which we and our significant shareholders, trust managers and executive officers or their respective immediate family members are participants to determine whether such persons have a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed. We also disclose transactions or categories of transactions we consider in determining that a trust manager is independent. In addition, our Audit and Governance and Nominating Committees review and, if appropriate from both a financial and governance perspective, approve or ratify any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Management Development and Executive Compensation Committee of the Board (for purposes of this analysis, the “Committee”), which is composed entirely of independent trust managers, has the responsibility for determining the compensation of our executive officers and administrating our compensation programs and for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to our executive leadership team is fair, reasonable and competitive. This section of the proxy statement explains how our executive compensation programs are designed and operated with respect to the individuals who served as President and Chief Executive Officer (Mr. A. Alexander), Chairman (Mr. S. Alexander), Executive Vice President/Chief Financial Officer (Mr. Richter) and Executive Vice President/Chief Operating Officer (Mr. Hendrix) during fiscal 2011, who are referred to in this proxy statement as the “named executive officers.” When we use the term “our top two executives,” we are referring to our President and Chief Executive Officer and our Chairman. On January 24, 2012 and February 17, 2012, the Committee met to determine compensation and both bonus and share awards based on 2011 performance.

Our Committee focuses our named executive officers on achieving key financial and business objectives by linking a significant percentage of their pay to our performance relative to key measures used by shareholders to assess our value and our share price. The Company’s operating results for the 2011 fiscal year have slightly increased over the results for 2010. Our occupancy rates increased from 91.9% in 2010 to 92.1% in 2011. Total revenues for 2011 were $541.6 million as compared to $535.1 for 2010, representing a 1.2% increase in total revenues which resulted primarily from the acquisition of six properties in the latter half of 2010 and two properties in 2011. Our performance goals are based on our business planning process and short-term growth goals. Overall, the Company achieved 87% of its performance goals for 2011. However, due to the Committee’s placement of additional emphasis on the Company’s net operating income performance measure, the Committee awarded only 85% of the Company performance portion of the annual bonus to each of our named executive officers.

Compensation Objectives and Philosophy

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and one that is designed to align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals. At our 2011 Annual Meeting, we asked our shareholders to vote, on an advisory basis, on the approval of the compensation of our named executive officers. Of the shareholders present by proxy or in person and eligible to vote on the proposal, 78% voted “for” the compensation of our named executive officers. Given this approval, the Committee decided to continue in effect the same compensation policies as it did in 2011 (relating to 2010) with some changes in measuring long-term incentives.

Executive Compensation Decision Making Process

The Committee makes all compensation decisions for our Chief Executive Officer and our Chairman. Our Chief Executive Officer annually reviews the performance of our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer. The conclusions reached and recommendations based on these reviews, including salary adjustments, annual bonus and equity award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustment or award.

The Committee has retained FPL, an outside compensation firm, to assist it in considering compensation for our named executive officers. FPL performed its work at the direction and under the supervision of the Committee and it provides the Committee with advice, research and analytical services on subjects such as trends in executive compensation, executive compensation levels and compensation program design. The Committee also reviews compensation data published by NAREIT.

The Committee uses the following principles to guide it in determining our named executive officer compensation program:

•	reinforce a culture of integrity to support sustainable business growth;

•	align management’s interests with the long-term interests of shareholders;

•	attract and retain top talent;

•	assess and appropriately manage compensation risk in the context of our business strategies;

•	provide compensation on the basis of performance that supports key financial and strategic business outcomes; and

•	limit perquisites and other non-performance-based entitlements.

The Committee regularly reviews our officer compensation policies and practices to assure the program continues to meet its overall objectives.

Determining Executive Compensation

Elements of Compensation. We provide the following compensation and benefits components to our executive officers, including our named executive officers, to affect our objectives as described above. Our philosophy and practices will continue to evolve over time in response to changes in market conditions, legal requirements and/or other objective and subjective considerations. The following table provides additional information regarding how the elements of our compensation program are designed to achieve our objectives.

Element	Objectives Achieved	Purpose	Competitive Position
Base Salary	• Performance-Based Pay • Retention	Provide fixed annual cash income based on: • Level of responsibility, performance and experience • Comparison to market pay information	• CEO is in-line with the retail peer group median.

Annual Cash Bonus	• Performance-Based Pay • Retention	Motivate and reward achievement of the following annual performance goals: • Increase Net Operating Income (“NOI”) • New Development • Non-Core Dispositions • Acquisitions • Overhead Expense	• CEO is below the retail peer group median as his total cash compensation represents 77% of the peer group median.

Long-Term Equity Incentive	• Performance-Based Pay • Retention • Emphasis on Long-Term Success • Shareholder Alignment	Provide an incentive to deliver shareholder value and to achieve our long-term objectives, through awards of: • Service-Based shares • Performance-Based shares	• CEO is 61% of the retail peer group median.

Retirement Benefits	• Retention	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• No data has been obtained to determine comparability.

Use of Data. The Committee believes that data plays an important role in the design and implementation of optimal compensation programs. The Committee and FPL consider a number of types of internal and external data in making both individual and plan-level compensation decisions. In each section of this report dealing with an individual element of compensation, data relevant to that element is discussed. Peer group data plays an important role in our compensation decision making.

On July 26, 2011, FPL provided the Committee with relevant market data to consider making changes to our long-term incentive awards. This information was also subsequently used in making compensation decisions for our named executives.

For executive compensation purposes, we compare our compensation programs to the compensation programs of our retail peer group. We selected REITs and real estate companies that focus on a comparable asset class of properties.

As of July 26, 2011, the date of FPL’s report to the Committee, the following REITs and real estate companies comprised our retail peer group. With the exception of the addition of Tanger Factory Outlet Centers, Inc., the retail peer group is the same as the retail REIT peer group used by us last year. The information provided from the various REITs and real estate companies was based on 2011 (2010 performance year) proxy compensation data.

CBL & Associates Properties, Inc.	Macerich Company
Developers Diversified Realty Corporation	Pennsylvania Real Estate Investment Trust
Equity One, Inc.	Ramco-Gershenson Properties Trust
Federal Realty Investment Trust	Regency Centers Corporation
Glimcher Realty Trust	Tanger Factory Outlet Centers, Inc.
Kimco Realty Corporation	Taubman Centers, Inc.

As of December 31, 2010, the retail peer group had total capitalization ranging from approximately $1.1 billion to $12.4 billion, with a median of approximately $6.2 billion. Our total capitalization at that time was approximately $6.2 billion.

The most prevalent performance metric applied to public real estate companies is total shareholder return (“TSR”). TSR is defined as the change in share price plus dividends for the relevant period. We compared our TSR to those of the retail REITs and real estate companies in our peer group. Our TSR, as well as the median TSR for our peer group as of December 31, 2011 is as follows:

	Weingarten	Retail Peer Group Median

One-year TSR	-3.8%	-5.6%

Three-year TSR	8.4%	23.5%

Five- year TSR	-8.1%	-9.3%

Use of Judgment. The Committee believes that the application of its collective experiences and judgment is as important to excellence in compensation as the use of data and formulae, and the Company’s compensation policies and practices as described here reflect this belief. Market data provides an important tool for analysis and decision-making. However, the Committee believes that over-reliance on data can give a false illusion of precision. Consequently, the Committee also gives consideration and emphasis to an individual’s personal contributions to the organization, as well as his skill sets, qualifications and experience. We also value and seek to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company and demonstrates the qualities of imagination and drive that enable a Company executive to resolve longer-term challenges, or important new issues. These and similar qualities and attributes are not easily correlated to typical compensation data, but also deserve and are given consideration and weight in reaching compensation decisions.

Total Compensation

In setting compensation for our executive officers, including our Chief Executive Officer and our Chairman, the Committee focuses on total annual compensation. For this purpose, total annual compensation consists of base salary, cash bonus at target levels of performance and long-term equity incentive compensation. In setting the total annual compensation of our executive officers, the Committee evaluates both market data provided by FPL and NAREIT, in addition to information on the performance of each executive officer for the prior year. The Committee uses market data as a framework in determining compensation for our executive officers. In addition, the Committee also reviews this information to benchmark compensation with similar companies in order to determine that compensation is within market standards. Because the FPL report was prepared specifically for the Company, the Committee placed the greatest weight on the FPL report. In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our executive officers, including our Chief Executive Officer, are generally set above the median of the peer group comparisons described above. FPL determined that our named executive officers are paid in-line with the median all-in-pay of the executives of our retail peer group. In order to reinforce a “pay for performance” culture, targets for individual executive officers may be set above or below the median depending on the individual’s performance in prior years. The Committee believes that setting target levels above the median for our peer group, permitting adjustments to targets based on past performance, and providing incentive compensation if they perform well, is consistent with the objectives of our compensation policies described above. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our business and supports a “pay for performance” culture.

Annual Cash Compensation

In order to remain competitive with our peer groups, we pay our named executive officers commensurate with their experience and responsibilities. Cash compensation is divided between base salary and annual bonus.

Base Salary. Each of our named executive officers receives a base salary to compensate him for services performed during the year. The base salary of our Chief Executive Officer and our Chairman is established annually by the Committee. When determining the base salary for our top two executives, the Committee considers the market levels of similar positions at the peer group companies, through the data provided to them by FPL and the industry data provided by NAREIT, the performance of the executive officers and the experience of the executive officers in their positions. In addition, the base salaries of the Executive Vice President/Chief Financial Officer and the Executive Vice President/Chief Operating Officer, are approved annually by the Committee based on the recommendation of the Chief Executive Officer. When determining base salary for each of these named executive officers, the Chief Executive Officer considers the data described below and his experience and judgment with respect to the Company’s and the industry’s performance. Our named executive officers are eligible for annual increases in their base salaries as a result of individual performance, their salaries relative to market levels of our peer group and any added responsibility since the last salary increase.

Based on the performance of our Company in 2011, no annual increase in base salary was granted to either of our top two executives. Our Chief Executive Officer’s annual base salary remains at $700,000. The median base salary of a chief executive officer in our retail peer group is $698,000. Our Chairman’s annual salary remains at $675,000. The median base salary of an executive chairman of the board in our retail peer group is $593,000.

The Chief Executive Officer recommended to the Committee that both the Executive Vice President/Chief Financial Officer’s and the Executive Vice President/Chief Operating Officer’s base salaries be increased for fiscal 2012 to $500,000 (an increase of $20,000 over fiscal 2011 effective as of March 1, 2012) and $500,000 (an increase of $35,000 over fiscal 2011 effective as of March 1, 2012), respectively, based on a review of salary survey information provided by FPL and the performance of the individual executive officers. The average base salary for a chief financial officer in our peer group is $425,000 and $515,000 for a chief operating officer. Our Chief Executive Officer’s recommendation to the Committee was based on his opinion on the fiscal 2011 performance of the Company and the performance of the individual executive officers. The Committee agreed with the recommendation and awarded the raises.

Annual Bonus. The Committee’s practice is to provide a significant portion of each named executive officer’s compensation in the form of an annual cash bonus. These annual bonuses are, for our top two executives, based 100% upon Company-wide performance objectives. Our Chief Executive Officer was eligible to receive a bonus equal to 100% of his base salary and our Chairman was eligible to receive a bonus equal to 70% of his base salary, each is subject to reduction based on the performance of the Company. This practice is consistent with our compensation objective of supporting a performance-based environment. Each year, the Committee sets forth for the named executive officers, a target bonus that may be awarded to those officers if the goals are achieved, which is based on a percentage of base salary. Additionally, the Committee advised the named executive officers that given the worldwide recession, more subjectivity would be applied when determining annual bonuses, and as a result, although 87% of the Company’s goals were achieved, the Committee reduced that amount to 85%. For 2011, the Committee established the following Company level goals:

Goal	% of Company Goal	% Attained	Company Portion of Bonus

Increasing Net Operating Income	50.0%	92.4%	46.2%
Growth in New Development	10.0%	75.0%	7.5%
Non-core Asset Dispositions	10.0%	109.0%	10.9%
Acquisitions	20.0%	58.0%	11.6%
Overhead Expense Reduction	10.0%	112.0%	11.2%

Total Company Bonus Percentage			87.4%

Adjusted Company Bonus Percentage			85.0%

For our top two executives, 2011 performance was measured solely against our Company-wide objectives. For the other two named executive officers, 2011 performance was measured based 50% on Company-wide performance and 50% on the achievement of goals for which the executive was responsible, which goals are described below. The Committee makes an annual determination as to the appropriate weighting between Company-wide and executive specific goals based on its assessment of the appropriate balance necessary to achieve the Committee’s compensation objectives.

Upon the review of our Company-wide performance, the Committee gave additional subjective consideration to our net operating income performance measure. As a result, the Committee determined that an 85% achievement level was appropriate for the Company-wide performance component of bonuses paid to our named executive officers. Based on this bonus award, our Chief Executive Officer received annual cash bonus compensation of $595,000 (instead of a target bonus of $700,000), bringing his total cash compensation to $1,295,000. The median total cash compensation for a chief executive officer of our retail peer group was $1,762,000. In addition, based on this bonus award, our Chairman received annual cash bonus compensation of $401,600 (instead of a target bonus of $472,500), bringing his total cash compensation to $1,076,600. The median total cash compensation for an executive chairman of the board in our retail group is $979,000.

Based on the assessment of the Chief Executive Officer of the performance of our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer against their executive specific personal goals, the Committee approved payments to such officers at 100% and 110%, respectively of the individual targets. Individual goals are not ranked in order of importance or assigned individual values with respect to the bonus amount. The determination of achievement of goals is subjective.

The Executive Vice President/Chief Financial Officer’s individual goals included the achievement of improved reporting for internal use by management and external use by investors and analysts, efficiencies in staffing, maintaining good relationships in the investor and analyst communities, completion of the implementation of enhanced information technology and improvement of associate morale.

The Executive Vice President/Chief Operating Officer’s individual goals included achievement of property disposition goals, net operating income goals, maintenance of occupancy levels, increased temporary rental income, management of rent reductions and improvement of associate morale.

Our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer were eligible to receive bonuses equal to 50% of their effective base salaries. Their bonuses were based 50% on Company-wide performance and 50% on individual performance. The Committee determined that the Company-wide performance level was 85% and each of their individual performance levels was 100% and 110%, respectively; thereby equaling 93% and 98% of their total eligible bonus, respectively. For 2011, our Executive Vice President/Chief Financial Officer received a cash bonus of $222,000 (instead of a target bonus of $240,000), and our Executive Vice President/Chief Operating Officer received a cash bonus of $226,700 (instead of a target bonus of $232,500) which was subsequently paid in 2012. For the purposes of disclosure in the “Summary Compensation Table” on page 30, the annual bonus is classified as non-equity incentive compensation because the payments are intended as an incentive for performance to occur during the year in which the described performance targets that must be met for the bonus to be paid are communicated to the executive in advance and the outcome is substantially uncertain when the target is set.

Long-Term Equity Incentive Compensation

The Committee strongly believes that using equity awards with multi-year performance and vesting periods for incentive awards to our named executive officers reinforces the alignment of the interests of executives with those of shareholders. We maintain our long-term incentive plan for the purpose of granting various types of equity awards and to provide incentives for management to increase shareholder value. In addition, the multi-year nature of the performance and vesting periods encourages executives to remain with the Company.

After consultation with FPL, it was determined that our peer group is more frequently incentivizing executives with share awards rather than option awards. As a result, the Committee determined to grant long-term equity compensation solely in the form of share awards.

The Committee has the discretion to determine eligible participants, the types of awards and the terms and conditions of awards. Award opportunities under the long-term incentive plan are consistent with our performance-based pay philosophy in that they provide above-median award opportunities for achievement of the Company’s high performance expectations. In November 2011, the Committee announced changes to the Company’s long-term incentive plan. The plan uses two different share-based awards in order to promote share ownership among the participants and to emphasize the importance of total shareholder return. Service-based share and performance-based share award opportunities are awarded subject to the achievement of select performance goals as described below. All share awards are awarded subject to the participant’s ongoing employment with us.

The share awards are subject to a three-year cliff vesting basis, of which 50% of the share award is service-based and vests upon the third anniversary of the grant date and 50% is performance-based and vests based upon the performance metrics at the end of a three-year period as described below. We use a three-year performance period in order to tie incentive compensation to long-term results. Share awards are outstanding during the period at the target level. Following the end of the period, performance goals are compared to actual results, share awards are adjusted based on actual performance to the peer group (see tables below), and the resulting adjusted number of shares vest. Dividends will be paid during the service and performance period based on the target number of shares awarded, but will be subject to the same three-year cliff vesting as the service-based and performance-based shares. All dividends paid during the service and performance period will be reinvested in additional shares. The number of shares accumulated from the reinvestment of the dividends will also be adjusted based on the same service and performance criteria as the original shares and will vest as the underlying share award vests.

The share awards were granted on February 17, 2012. With respect to our named executive officers, the Committee made the decision to award our Chief Executive Officer 63,956 shares, our Chairman 22,841 shares and each of our Executive Vice President/Chief Financial Officer and Executive Vice President/Chief Operating Officer 18,273 shares. Of the total shares awarded, 50% of the share awards will be service-based and 50% will be performance-based. Performance-based awards for our named executive officers will be based 50% on the Company’s three-year relative TSR as compared to the FTSE NAREIT U.S. Shopping Center Index. The other 50% is tied to the Company’s three-year absolute TSR. The use of TSR relative to the FTSE NAREIT U.S. Shopping Center Index is a direct measure of how the executives performed in the shopping center sector over an extended period of time. Additionally, the three-year absolute TSR is a direct measure of how the executives performed for the shareholders over an extended period of time.

The performance goals, outlined below, were communicated in terms of three-year aggregate performance and the range of performance recognized from minimum to exceptional.

The following tables show the performance criteria for TSR return for performance-based share awards for the three-year performance period of 2012 through 2014. TSR considers stock price growth as well as dividends.

2012-2014 Performance Criteria for TSR (relative to FTSE NAREIT U.S. Shopping Center Index) Table

WRI Three-Year Performance vs. Index(1)	Performance Level(1)	Multiple of Target	% of Opportunity Earned
+1,000 bps	Exceptional	2.0	200%
+500 bps	High	1.5	150%
+/-100 bps	Target	1.0	100%
-500 bps	Threshold	0.5	50%
-1,000 bps	Minimum	0.0	0%

(1)	Bps means basis points. Actual relative TSR performance will be calculated using the three-year index scaled by 25 bps for performance between levels.

2012-2014 Performance Criteria for TSR (Absolute TSR) Table

Weingarten TSR(1)	Performance Level	Multiple of Target	% of Opportunity Earned
15%	Exceptional	2.0	200%
10%	High	1.5	150%
8%	Target	1.0	100%
4%	Threshold	0.5	50%
< 4%	Minimum	0.0	0%

(1)	Actual absolute TSR performance will be calculated using the three-year index scaled by 25% for performance between levels.

The aggregate fair value of the long-term incentive awards granted in 2012 for 2011 performance to our Chief Executive Officer is $1,400,000 (63,956 common shares); our Chairman is $500,000 (22,841 common shares); our Executive Vice President/Chief Financial Officer is $400,000 (18,273 common shares); and our Executive Vice President/Chief Operating Officer is $400,000 (18,273 common shares). In accordance with the approved plan changes, share awards were valued at the average of the closing share price for the 10-day trading period ending on December 31, 2011. The value we use for this purpose may be different than the value we use for financial statement reporting purposes. The median value of the long-term incentive awards granted for 2010 to chief executive officers in our retail peer group was $2,115,000. The median value of long-term incentive awards granted to a chairman in our retail peer group was $1,145,000. The median value of long-term incentive awards granted to a chief financial officer and a chief operating officer was $681,000 and $1,260,000 respectively.

Additional Compensation Information

Retirement Benefits.    We maintain two funded, tax-qualified, non-contributory defined benefit pension plans that cover certain employees, including our named executive officers. We also maintain a supplemental pension plan that provides additional retirement benefits to Company officers. The supplemental pension plan is unfunded and non-qualified. The benefits payable to our named executive officers under our pension plans and supplemental plan depends on years of service under the particular plan and highest monthly average earnings in five consecutive years, during the last 10 years of employment. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits Table” on page 33.

The Committee believes that these pension plans are important parts of our compensation program. These plans assist us in retaining our senior executives. Additionally, these plans encourage retention because an executive’s retirement benefits increase each year his employment continues.

Change in Control Agreements.    We have entered into severance and change in control agreements with each of Messrs. Richter and Hendrix, which provide severance payments under specified conditions following a change in control. Benefits under those agreements are described below under “Severance and Change In Control Arrangements” on page 36. We believe these agreements help us to retain executives who are essential to our long-term success.

Other Compensation.    We provide the named executive officers with other compensation including perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of other compensation including perquisites and other personal benefits provided to the named executive officers.

The named executive officers receive vehicle allowances and related reimbursements and reimbursement of certain medical expenses. Messrs. Richter and Hendrix are also provided tax planning services. We also maintain other executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers. These include 401(k) retirement savings plans and employee stock purchase programs. Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees. We provide no tax gross-ups on any perquisites. Further discussion on the value of the perquisites given to our named executive officers is set forth in the “Summary Compensation Table” on page 30.

Clawback of Compensation. In order to further align management’s interests with the interests of shareholders and support good governance practices, in February 2010, the Committee reviewed the Company’s compensation policies for not only its named executive officers, but also for all executive officers and associates. The Committee approved a clawback policy applicable to our named executive officers and associates that provides that in the event of fraud or a material restatement of our financial statements (other than in connection with a change in accounting policy), the facts and circumstances that led to the fraud and/or the requirement for the restatement will be reviewed and appropriate action will be taken. A determination will be made as to whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement. This determination will be made by the Board in the case of our named executive officers and by our Chief Executive Officer in the case of all other executive officers and associates. Any clawback decision made by the Chief Executive Officer must be approved by the Committee. The Board or the Chief Executive Officer, as appropriate, will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct. The action that the Board (with respect to named executive officers) or the Chief Executive Officer (with respect to all other executive officers and associates) could elect to take against a particular executive officer, depending on all facts and circumstances as determined during their review, include:

•	canceling some or all of the executive officer’s unvested share awards and outstanding option awards;

•	adjusting the executive officer’s future compensation; or

•

terminating the executive officer or associate or initiating legal action against the executive officer or associate, as the Board or the Chief Executive Officer (subject to Committee approval), as applicable, determines to be in our best interests.

All clawbacks under this policy apply only to unvested equity compensation.

Share Ownership. We have guidelines governing share ownership by our named executive officers whereby they are requested to own and hold shares of the Company with a value between three and five times their base salary while retained by the Company. As of December 31, 2011, our named executive officers exceeded these guidelines as follows:

Name	Required Ownership	Required Ownership as a Multiple of Base Pay	Actual Ownership	Actual as a Multiple of Base Pay

Andrew M. Alexander	$ 3,500,000	5x	$ 18,838,319	27x

Stanford Alexander	3,375,000	5x	48,853,933	72x

Johnny L. Hendrix	1,395,000	3x	2,143,422	5x

Stephen C. Richter	1,440,000	3x	2,902,104	6x

Compensation Risk. The Committee considers the likelihood of any potential material risks that may be created by our executive compensation program. Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our named executive officers taking actions that may conflict with our long-term interests. Upon review, the Committee has determined that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage executives to take unnecessary or excessive risks. The Committee considers the following attributes of the program:

•	the balance between short- and long-term incentives;

•

consideration of qualitative and quantitative performance factors in determining compensation payouts, including performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;

•	the use of different types of equity incentive awards that provide a balance of incentives;

•	incentive compensation with a considerable equity component where value is realized through long-term appreciation of shareholder value; and

•	equity incentive compensation that vests over an extended period.

The Committee focuses primarily on the compensation of our named executive officers because risk-related decisions depend predominantly on their judgment. The Committee believes that risks arising from our policies and practices for compensation of all other employees are not reasonably likely to have a material adverse effect on our financial results.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of non-performance based compensation over $1 million to any of our named executive officers. It is the Committee’s responsibility to address issues raised by Section 162(m) in connection with compensation paid to executive officers. The Committee has adopted a performance-based plan not subject to this limitation, under which compensation may be paid following shareholder approval of performance goals pre-established by the Committee. To the extent that an executive’s compensation does not qualify for deduction under Section 162(m), a larger portion of the REIT distributions made by the Company to its shareholders may be subject to federal income taxation as dividend income rather than as a return of capital. The Committee will continue to monitor the tax implications under Section 162(m) of its compensation programs and will take action it deems appropriate.

Compensation Committee Report

The Committee has reviewed and discussed the Executive Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the above Executive Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully Submitted,

Management Development and Executive Compensation Committee

Marc J. Shapiro, 2011 Chairman

James W. Crownover

Robert J. Cruikshank

Stephen A. Lasher

Summary Compensation Table

The following table summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries for the three-year period ended December 31, 2011. The components of total compensation are described below and in more detail in the tables following.

Name	Year	Salary ($)	Share Awards (1) ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)		All Other Compensation (3) ($)	Total ($)
Andrew M. Alexander	2011	$700,000	$644,514	(2)	$742,859	$595,000	$1,175,619	(4)	$26,142	$3,884,134
President and Chief	2010	700,000	657,174		775,992	650,000	1,009,245		30,329	3,822,740
Executive Officer	2009	700,000	649,996		650,000	525,000	1,120,304		24,065	3,669,365

Stanford Alexander	2011	675,000	322,257	(2)	371,427	401,600	221,890	(5)	16,223	2,008,397
Chairman	2010	675,000	328,587		387,996	450,000	139,336		13,306	1,994,225
	2009	675,000	324,998		325,001	354,400	123,027		34,258	1,836,684

Johnny L. Hendrix	2011	462,500	167,318	(2)	192,859	226,700	388,612	(6)	23,387	1,461,376
Executive Vice President/	2010	444,500	158,217		186,833	225,000	330,797		16,163	1,361,510
Chief Operating Officer	2009	428,000	147,153		147,151	198,000	288,148		21,507	1,229,959

Stephen C. Richter	2011	477,500	172,891	(2)	199,288	222,000	541,833	(7)	22,189	1,635,701
Executive Vice President/	2010	460,750	165,623		195,581	232,500	432,928		21,356	1,508,738
Chief Financial Officer	2009	448,000	154,026		154,026	207,300	385,707		24,949	1,374,008

(1)

The value of the share and option awards reflects the fair market value of each award on the date of grant. See Note 18 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying the valuation of these awards.

(2)

The named executive officers also receive dividends on restricted share awards held by them at the same rate and on the same dates as dividends are paid to our shareholders. Because we factor the value of the right to receive dividends into the grant date fair market value of the restricted share awards, the dividends received by our named executive officers are not included in the Summary Compensation Table. The named executive officers received the following dividends on the restricted shares held by them in 2011: $104,447, $52,563, $24,528 and $25,592, respectively.

(3)

All Other Compensation includes perquisite amounts paid on behalf of each named executive for personal usage of a Company provided vehicle, reimbursement for medical expenses paid by the executive and personal tax services.

(4)

Includes an increase in account balance of $82,410 due to actuarial changes in years of service and compensation and, an increase of $17,782 due to interest earned on the Qualified Employee Retirement Plan. Also includes an increase in account balance of $631,238 due to actuarial changes in years of service and compensation, and $444,189 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(5)

Includes an increase in account balance of $155,695 due to actuarial changes in years of service and compensation and, an increase of $66,195 due to interest earned in the Weingarten Realty Retirement Plan.

(6)

Includes an increase in account balance of $62,685 due to actuarial changes in years of service and compensation and, an increase of $12,036 due to interest earned on the Qualified Employee Retirement Plan. Also includes an increase in account balance of $205,650 due to actuarial changes in years of service and compensation, and an increase of $108,241 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(7)

Includes an increase in account balance of $75,133 due to actuarial changes in years of service and compensation and, an increase of $18,143 due to interest earned on the Qualified Employee Retirement Plan. Also includes an increase in account balance of $294,485 due to actuarial changes in years of service and compensation, and an increase of $154,072 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

The change in pension value and non-qualified deferred compensation earnings column reflects the aggregate increase in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit plans including supplemental plans and if any, above-market or preferential earnings on non-qualified deferred compensation. The aggregate increase in actuarial present value of the defined benefit plans is calculated based on the pension plan measurement dates used in our audited financial statements. The aggregate increase in pension value for each named executive is due to actuarial changes in years of service, compensation changes and interest earned on the account balance. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits Table” on page 33.

The named executive officers’ non-qualified deferred compensation balances are maintained in investment accounts similar to those available to our associates through the 401(k) plan, and therefore do not earn above-market or preferential rates.

Grants of Plan-Based Awards Table

The following table provides information concerning grants of plan-based awards to our named executive officers during fiscal 2011.

		Estimated Possible Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh) (1)	Close Price of Shares on Date of Grant ($/sh)	Grant Date Fair Value of Share And Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew M. Alexander			$700,000
	3/2/2011							26,136	130,785	$24.87	$24.66	$1,387,373

Stanford Alexander			472,500
	3/2/2011							13,068	65,392	24.87	24.66	693,684

Johnny L. Hendrix			300,000
	3/2/2011							6,785	33,954	24.87	24.66	360,177

Stephen C. Richter			300,000
	3/2/2011							7,011	35,086	24.87	24.66	372,179

(1)	Exercise price is calculated as the average of the high and low share price on the date of grant.
(2)

Amounts calculated utilizing the provisions under GAAP. See Note 18 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 regarding assumptions underlying valuation of equity awards.

The Grants of Plan-Based Awards table sets forth information concerning grants of non-equity incentive plan awards, equity incentive plan awards and all other share and option awards during 2011. Estimated payouts under non-equity incentive plan awards include the target payout of the annual bonus. The payouts were established by the Board for the named executive officers on January 24, 2012. When the targets were established and communicated to the named executive officers, no maximum payout was specified; however, amounts above the target payout may be paid if performance goals are exceeded. Specific criteria used to determine the target was set forth above in the “Compensation Discussion and Analysis – Annual Bonus” on page 24. Annual bonuses are to be paid in the year after the bonus was earned. Therefore, 2011 annual bonuses paid in February 2012 are included in the “Summary Compensation Table” on page 30 but are not included in the Grants of Plan-Based Awards Table.

Share and option awards granted to named executive officers on March 2, 2011 are classified as “All Other Share Awards” and “All Other Option Awards” due to established performance targets having been met by December 31, 2010. The plans governing option awards provide that the option price per share shall not be less than 100% of the fair market value per common share at the grant date. The term for any option award is no more than 10 years from the date of grant. Option awards become exercisable after one year in five equal annual installments of 20%. Share awards are based on the average of the high and low share price for the third business day after our release of earnings that next follows the meeting whereby awards were determined by the Compensation Committee. Share awards vest after one year in five equal annual installments of 20%. Share awards have been granted to the named executives for 2011 performance as disclosed in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 25. The criteria used to determine performance targets and share and option awards are set forth above in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 25

Outstanding Equity Awards as Fiscal Year End Table

The following table provides information with respect to the value of all outstanding equity awards previously awarded to the named executive officers as of December 31, 2011.

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units that Have Not Vested (#) (2)	Market Value of Shares or Units that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Andrew M. Alexander	78,126			$ 24.5800	12/26/12
	91,465			30.0867	12/16/13
	70,459			39.7500	12/06/14
	106,952			37.4000	12/05/15
	131,579			47.5000	12/12/16
	10,977			45.5550	12/22/16
	130,434	86,957		32.2200	03/01/18
	130,653	195,980		11.8500	02/25/19
	28,634	114,538		22.6800	05/11/20
		130,785		24.8700	03/02/21
						90,667	$ 1,978,354
Stanford Alexander	20,834			24.5800	12/26/12
	78,992			30.0867	12/16/13
	58,455			39.7500	12/06/14
	86,898			37.4000	12/05/15
	78,947			47.5000	12/12/16
	67,546	45,032		32.2200	03/01/18
		97,991		11.8500	02/25/19
	14,317	57,269		22.6800	05/11/20
		65,392		24.8700	03/02/21
						45,489	992,570
Johnny L. Hendrix	9,281			30.0867	12/16/13
	9,903			39.7500	12/06/14
	20,503			37.4000	12/05/15
	26,942			47.5000	12/12/16
	24,880	16,587		32.2200	03/01/18
	29,578	44,367		11.8500	02/25/19
	6,894	27,577		22.6800	05/11/20
		33,954		24.8700	03/02/21
						21,414	467,253
Stephen C. Richter	23,871			24.5800	12/26/12
	23,486			30.0867	12/16/13
	16,712			39.7500	12/06/14
	26,801			37.4000	12/05/15
	27,321			47.5000	12/12/16
	26,539	17,693		32.2200	03/01/18
	30,960	46,440		11.8500	02/25/19
	7,217	28,868		22.6800	05/11/20
		35,086		24.8700	03/02/21
						22,357	487,830

(1)	Option awards become exercisable after one year in five equal annual installments of 20%.
(2)	Share awards vest after one year in five equal annual installments of 20%.
(3)	The market value was determined by multiplying the number of unvested shares by the closing price of $21.82 at December 31, 2011.

Option Exercises and Shares Vested Table

The following table provides information with respect to the options exercised and the shares vested by the named executive officers during the year ended December 31, 2011.

	Option Awards				Share Awards

Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Andrew M. Alexander					23,899	$603,976

Stanford Alexander	45,168		$441,606		12,180	306,867

Johnny L. Hendrix	23,357	(1)	70,801	(1)	5,232	132,648

Stephen C. Richter					5,475	138,904

(1)

Mr. Hendrix exercised 14,481 of deferred option awards of which 12,916 of these shares were used to settle the exercise. The net deferred shares of 1,565 at a fair value totaling $41,520 are included in the Non-Qualified Deferred Compensation Table.

Pension Benefits Table

The following table provides information with respect to retirement and deferred compensation benefits of the named executive officers.

Name / Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/11 ($)	Payments During 2011 ($)

Andrew M. Alexander (1)
Qualified Employee Retirement Plan	33	$435,702
Non-Qualified Supplemental Executive Retirement Plan	33	6,997,946

Stanford Alexander
Weingarten Realty Retirement Plan	57	1,396,649	$148,416

Johnny L. Hendrix
Qualified Employee Retirement Plan	25	301,811
Non-Qualified Supplemental Executive Retirement Plan	25	1,771,463

Stephen C. Richter (1)
Qualified Employee Retirement Plan	31	435,606
Non-Qualified Supplemental Executive Retirement Plan	31	2,502,846

(1)	Eligible for early retirement.

The Weingarten Realty Retirement Plan is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime. Benefits are not actuarially reduced where survivorship benefits are provided unless the participant’s spouse is more than five years younger than the plan participant. In this case, the benefit payable is reduced to cover the costs of providing survivor benefits to the spouse. The reduction is based on actuarial tables which consider, among other things, the participant’s age and the age of their spouse.

The non-contributory defined benefit pension plan converted to a cash balance retirement plan on April 1, 2002. A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan. A grandfathered participant is any participant born prior to January 1, 1952, who was hired prior to January 1, 1997, and was an active employee on April 1, 2002. The retirement plan pays benefits to grandfathered participants in the event of retirement, death, disability or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976. Compensation for purposes of this plan is defined as wages reported for federal income tax purposes and includes contributions made under salary deferral arrangements.

The Qualified Employee Retirement Plan is a non-contributory cash balance defined benefit retirement plan that covers all employees after serving a minimum of 100 hours and attaining the age of 21. The cash balance plan pays benefits in the event of retirement, death (if married) or termination of employment after the participant meets certain vesting requirements (generally 100% vested after three years of service). The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (1) the monthly benefit that is actuarial equivalent of the cash balance account, or (2) the accrued monthly benefit under the prior plan as of January 1, 2002. The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002. Annual additions to each participant’s account include a service credit ranging from 3-5% of compensation, depending on years of service and a 4.5% interest credit rate.

The Qualified Employee Retirement Plan also provides for early retirement benefits upon attaining the age of 55 and completion of at least 15 years of service. Early retirement benefit payments may begin on the first day of the month coinciding with or following the month employment ceases. However, the payments must begin no later than the normal retirement age. The early retirement benefit calculation is consistent with the above normal retirement benefit calculation with the exception that the benefit is adjusted by an early commencement factor. The accrued benefit will be reduced by 1/15th for each of the first 60 months, by 1/30th for each of the next 60 months, and by actuarial factors (assumed interest and mortality factors) for each additional month by which the annuity starting date precedes the normal retirement age.

The Non-Qualified Supplemental Executive Retirement Plan was established on September 1, 2002 as a separate and independent non-qualified supplemental retirement plan for executive officers. This unfunded plan provides benefits in excess of the statutory limits of our non-contributory retirement plans.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation to each named executive officer were determined in accordance GAAP as of the pension plan measurement date utilized in our audited financial statements for the year ended December 31, 2011. See Note 19 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation.

Non-Qualified Deferred Compensation

We have a deferred compensation plan for eligible employees allowing them to defer portions of their current cash or share-based compensation. Employees may elect to defer up to 90% of base salary and annual bonus compensation, and up to 100% of restricted share awards. The deferred compensation plan does not provide for employer contributions. Amounts deferred are reported as compensation expense in the year service is rendered and are deposited in a grantor trust. Cash deferrals are invested based on the employee’s investment selections from a mix of assets similar to the non-contributory cash balance retirement plan. Share-based deferrals cannot be diversified and distributions from this plan are made in the same form as the original deferral.

There are no above market or preferential earnings associated with the deferred compensation plan.

The following table provides information with respect to non-qualified deferred compensation benefits of the named executive officers.

Non-Qualified Deferred Compensation Table

Name	Executive Contributions in 2011 ($)		Aggregate (Losses) in 2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/11 ($) (4)

Andrew M. Alexander	$1,066,514	(1)	$(299,161)	$223,552	$6,675,767

Stanford Alexander			(101,541)		2,837,989

Johnny L. Hendrix	208,838	(2)	(52,438)	612	2,847,718

Stephen C. Richter	242,641	(3)	(105,477)	17,200	3,297,185

(1)

$72,000 of Mr. A. Alexander’s contributions is considered part of his salary in the Summary Compensation Table. $350,000 of Mr. Alexander’s contributions was considered as part of Non-Equity Incentive Plan Compensation in the Summary Compensation Table in 2010. $644,514 of Mr. Alexander’s contributions is unvested share awards. The fair market value of these unvested share awards are reported in the Summary Compensation Table and are expensed over a five-year period.

(2)

$41,520 of Mr. Hendrix’s contributions is part of his deferred option awards, granted in previous years, exercised in the Option Exercises and Shares Vested Table. $167,318 of Mr. Hendrix’s contributions is unvested share awards. The fair value of these unvested share awards are reported in the Summary Compensation Table and are expensed over a five-year period.

(3)

$69,750 of Mr. Richter’s contributions was considered as part of Non-Equity Incentive Plan Compensation in the Summary Compensation Table in 2010. $172,891 of Mr. Richter’s contributions is unvested share awards. The fair value of these unvested share awards are reported in the Summary Compensation Table and have been expensed during the fiscal year ended 2011.

(4)

All amounts contributed in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned for the purposes of the SEC’s executive compensation disclosure rules.

Severance and Change in Control Arrangements

Messrs. A. Alexander and S. Alexander have not entered into change in control arrangements with us.

We have, however, entered into a severance and change in control agreement with each of Messrs. Hendrix and Richter which becomes operative only upon a change in control. Additionally, 18 Vice Presidents have also entered into the same change in control agreement with us. A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires more than 25% of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur and such transaction is consummated; or (5) if, during any 12-month period, trust managers at the beginning of the 12-month period cease to constitute a majority of the trust managers.

If Mr. Hendrix, Mr. Richter or any other eligible Vice President is terminated involuntarily without cause, or terminates his or her employment for a good reason within one year following a change in control, he or she will be entitled to a lump sum severance benefit in an amount equal to (1) 2.99 times his or her annualized base salary as of the first date constituting a change in control or, if greater, (2) 2.99 times his or her highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his or her targeted bonus for the fiscal year in which the first event constituting a change in control occurs. In addition, Mr. Hendrix, Mr. Richter or any other Vice President, as applicable, is entitled to receive an additional payment or payments to compensate him or her for any excise tax imposed by Section 4999 of the Code or any similar state or local taxes or any penalties or interest with respect to the tax. Mr. Hendrix and Mr. Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

Upon the occurrence of a change in control event, each executive has the right to terminate his or her employment for good reason upon the occurrence of the following events:

•    failure to be elected or reelected or otherwise maintained in the office or the position, or a substantially equivalent office or position, of or with us which the executive held immediately prior to a change in control, or the removal of executive as our trust manager (or any successor thereto) if the executive had been a trust manager immediately prior to the change in control;

•    material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which the executive held immediately prior to the change in control, or a material reduction in the executive’s base pay;

•    the determination by the executive in good faith that a material negative change in circumstances has occurred following a change in control, including without limitation, a material negative change in the scope of the business or other activities for which the executive was responsible immediately prior to the change in control, which has rendered the executive substantially unable to carry out, has materially hindered the executive’s performance of, or has caused the executive to suffer a substantial material reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by the executive immediately prior to the change in control;

•    the liquidation, dissolution, merger, consolidation or reorganization of us or transfer of all or substantially all of its business and/or assets, unless the successor or successors to which all or substantially all of our business and/or assets have been transferred assumes all of our duties and obligations so that it is reasonably likely that there will be no material breach of the agreement by us or our successor-in-interest;

•    we relocate our principal executive offices, or require the executive’s principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the change in control, or require the executive to travel away from the executive’s office in the course of discharging the executive’s responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the executive in any of the three full years immediately prior to the change in control without, in either case, the executive’s prior written consent; and/or

•    any material breach of the change in control agreement by us or any successor thereto.

Under our equity incentive plan, in the event of death or following a change in control, all outstanding share and option awards become fully vested. However in the event of disability or retirement, the unvested portion of outstanding share awards shall continue uninterrupted to vest as if the employee remained in our employ, provided that (1) if the employee dies following termination of employment but prior to the full vesting of the outstanding share awards hereunder then those awards, to the extent not already vested, shall be vested in full as of the date of death, and (2) if the employee accepts employment with a competitor of ours, as determined by the Compensation Committee pursuant to our then existing non-competition policies, the employee shall forfeit those awards which had not already vested on the date the employee accepted employment with such competitor. Termination of the employee’s employment with us for any other reason shall result in forfeiture of the outstanding awards on the date of termination to the extent not already vested. If a death or change in control event occurred as of December 31, 2011, compensation based on the closing share price of $21.82 in the following amounts would have been due to Messrs. A. Alexander and S. Alexander under our equity incentive plan: $3,932,275 and $1,969,540, respectively. For Messrs. Hendrix and Richter, please see the “Severance and Change in Control Compensation Table” below on page 38 for distributable amounts.

As part of “All Other Compensation,” we are required to report any payments that were made to named executives due to a change in control and any amounts accrued by us for the benefit of the named executives relating to a change in control. There have been no payments, nor have there been any amounts accrued for the years presented in the “Summary Compensation Table” on page 30.

The following table quantifies compensation that would become payable under severance and change in control agreements and other arrangements if the named executive’s employment had terminated on December 31, 2011, based on our closing stock price on that date, where applicable. Due to the factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Severance and Change in Control Compensation Table

Name	Salary (1)	Bonus (2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	Continuation of Employee Perquisites Benefits (3)	Value of Unvested Option Awards That Will Vest (4)	Value of Unvested Share Awards That Will Vest (4)	Excise Tax & Gross-Up	Total

Johnny L. Hendrix	$1,390,350	$897,000	$388,612	$27,406	$442,339	$467,253	$957,780	$4,570,740
Executive Vice
President/ Chief
Operating Officer

Stephen C. Richter	1,435,200	897,000	541,833	27,911	463,007	487,830	1,099,184	4,951,965
Executive Vice
President/Chief
Financial Officer

(1)	Amount equal to 2.99 times annual base salary.

(2)	Amount equal to 2.99 times target bonus.

(3)	Amounts include the cost of continued employee benefits at least equal to the benefits provided to the executive prior to termination and assume continued coverage for one year.

(4)

The value of the option awards and share awards is based on our December 31, 2011 closing stock price of $21.82 per share. These benefits will vest immediately either upon a change in control event or upon the death of a plan participant.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUST MANAGERS

The Audit Committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the Board (a copy of which is available at www.weingarten.com). The Board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our independent registered public accounting firm is responsible for expressing an opinion on the fairness of the presentation of the financial statements in conformity with GAAP and on the effectiveness of internal control over financial reporting based on the criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission as of December 31, 2011. The Committee’s responsibility is to oversee and review these processes. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants. We held four meetings during fiscal 2011. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal audit function and our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”). We discussed with Deloitte the overall scope and plans for their audit. We met with Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011 with management and Deloitte. We also discussed with management and Deloitte the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In addition, the Audit Committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the Company that might bear on Deloitte’s independence consistent with PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to their independence. When considering Deloitte’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to Deloitte. The Audit Committee also discussed and reviewed with the independent registered public accountants all communications required by generally accepted auditing standards, including those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, PCAOB Standards AU-P Section 316 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Trust Managers (and the Board has approved) that the audited financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K. We have selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates as our independent registered public accountants for the fiscal year ending December 31, 2012, and have presented the selection to the shareholders for ratification.

The undersigned members of the Audit Committee have furnished this report to the Board of Trust Managers.

Respectfully Submitted,

Audit Committee

Stephen A. Lasher, 2011 Chairman

Robert J. Cruikshank

Douglas W. Schnitzer

C. Park Shaper

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2012. During fiscal 2011, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit related services. Deloitte, or its predecessors, has served as our principal accounting firm for more than 30 years and is familiar with our affairs and financial procedures.

Independent Registered Public Accounting Firm Fees

The following table sets forth the approximate aggregate fees expected to be billed or billed to us for the fiscal years ended December 31, 2011 and 2010 by Deloitte.

Description of Professional Service	2011	2010
	($ in thousands)

Audit Fees (1)	$1,483.7	$1,335.9
Audit-Related Fees (2)		27.9
Tax Fees (3)	475.1	479.9

Total	$1,958.8	$1,843.7

(1) Fees for audit services billed in or relating to fiscal 2011 and 2010 consisted of audit of the Company’s annual financial statements, attestation of the management’s assessment of internal control over financial reporting, reviews of the Company’s quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other services related to SEC matters.

(2) Fees for audit-related services billed in or relating to fiscal 2010 consisted of financial accounting consultations and reviews of registration statements.

(3) Fees for tax services billed in or relating to fiscal 2011 and 2010 consisted of tax compliance and tax planning and consultation. Fees for tax compliance services totaled $383,338 and $413,098 for 2011 and 2010, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance, research for technical advice regarding disguised sales, research for technical advice and analysis for the purpose of filing a refund application, assistance with IRC Section 704(c) calculations and assistance with earnings and profits calculation and review.

Fees for tax planning and consultation services totaled $91,800 and $66,750 for 2011 and 2010, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of tax advice related to structuring certain proposed acquisitions and disposals, tax advice related to tax incentive financing plans, tax advice related to entity structure and formation, tax advice related to equity and deferred compensation plans, tax advice related to restructured bond financing, and tax advice related to state tax issues.

At its regularly scheduled and special meetings, the Audit Committee considers and approves any audit and non-audit services to be performed by our independent accountants. The Audit Committee has delegated to its Chairman, an independent member of our Board, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the Chairman shall be reported to the Audit Committee at its next scheduled meeting. However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the Audit Committee and, prior to completion of the audit, are approved by the Audit Committee or by one or more Audit Committee members who have been delegated authority to grant approvals. During or relating to fiscal 2011 and 2010, non-audit services exceeded 5% of the total amount paid by us and were approved by the Audit Committee.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independent accountants’ independence and has determined that such services have not adversely affected Deloitte’s independence.

Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The Audit Committee, which has the sole authority to retain our independent registered public accountants, recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as we have described in this proxy statement. While this vote is advisory and non-binding, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for fiscal 2012 and beyond. Based upon the shareholder vote received at our 2011 annual meeting, we will be requesting our shareholders to vote annually (on a non-binding basis) on executive compensation.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and share incentives to achievement of measurable performance objectives, and to align executives’ incentives with shareholder value creation. To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation to key strategic financial and operational goals such as maintaining and growing our existing portfolio of properties, strengthening our operating fundamentals and deleveraging our balance sheet through non-core asset dispositions, growth of our portfolio through new development and acquisitions and increasing funds from operations per share. The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives of our peer companies while taking into account our relative performance and our own strategic goals.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals. The elements include:

•	Base salary;

•	Variable compensation consisting of a cash bonus based upon individual and company performance; and

•	Long-term equity incentives consisting of equity awards which are set at the average of the closing share prices for the 10-day trading period ending on December 31, 2011.

We believe that the information we have provided within the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation. Accordingly, the Board recommends that shareholders approve the program by approving the following advisory resolution:

RESOLVED, that the shareholders of Weingarten Realty Investors approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement relating to the 2011 fiscal year pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement).

The Board of Trust Managers unanimously recommends that you vote FOR the approval of executive compensation as set forth in Proposal Three.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board knows of no other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the shareholders arise at the Annual Meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

Any shareholder, who intends to bring business to the annual meeting in the year 2013, or to nominate a person to the Board, must give written notice to our Company Secretary, M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133, by March 1, 2013. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting. To nominate a trust manager before the next annual meeting, submit the nomination to us as described on page 7.

ADDITIONAL INFORMATION

Electronic Availability of Proxy Statement and Annual Report

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under “SEC Filings.” On March 23, 2012, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Registered shareholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.weingarten.com under “Investor Relations.” If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location. Beneficial or “street name” shareholders who wish to elect one of these options may also do so under the Investor Relations section of our website at www.weingarten.com.

Reduce Duplicate Mailings

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, we or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold shares through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Weingarten Realty Investors, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008, Attention: Investor Relations, or by contacting us at either (800) 298-9974 or (713) 866-6000, and we will promptly deliver additional materials as requested.

WEINGARTEN REALTY INVESTORS ATTENTION: M. CANDACE DUFOUR 2600 CITADEL PLAZA DRIVE SUITE 125 HOUSTON, TX 77008

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M43909-P22106	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WEINGARTEN REALTY INVESTORS					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Trust Managers recommends you vote FOR the following:
1.	Election of Trust Managers				☐	☐	☐
	Nominees
	01)	Andrew M. Alexander	06)	Stephen A. Lasher
	02)	Stanford Alexander	07)	Douglas W. Schnitzer
	03)	James W. Crownover	08)	C. Park Shaper
	04)	Robert J. Cruikshank	09)	Marc J. Shapiro
	05)	Melvin A. Dow
								For	Against	Abstain
The Board of Trust Managers recommends you vote FOR the following proposals:
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.							☐	☐	☐
3.	To approve, by non-binding vote, executive compensation.							☐	☐	☐
NOTE: The Company will transact such other business as may properly come before the meeting.
For address change/comments, mark here. (see reverse for instructions)					Yes	No	☐
Please indicate if you plan to attend this meeting.					☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M43910-P22106

Weingarten Realty Investors

Annual Meeting of Shareholders

May 8, 2012

This Proxy is Solicited on Behalf of the Board of Trust Managers

The shareholder of Weingarten Realty Investors, a Texas real estate investment trust, whose name and signature appear on the reverse side of this card, hereby appoints Stanford Alexander and Andrew M. Alexander, or each of them, the proxies of the shareholder, each with full power of substitution, to vote at the annual meeting, and at any adjournments of the annual meeting, all common shares of beneficial interest (“common shares”) of Weingarten that the shareholder is entitled to vote at the annual meeting, in the manner shown on the reverse side of this card.

The common shares represented hereby will be voted in accordance with the shareholder’s directions on the reverse side of this card. If no direction is given, the shares represented by this proxy will be voted FOR, on proposals 1, 2, and 3. On any other matters that may properly come before the annual meeting or any adjournments thereof, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934, the shares will be voted at the proxies’ discretion.

The undersigned hereby revokes any proxy previously given with respect to Weingarten’s common shares, and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side